February 22, 2006

Dwight W. Decker
Conexant Systems, Inc.
4000 MacArthur Blvd.
Newport Beach, CA 92660

Dear Dr. Decker,

On February 22, 2006 the Compensation and Management Development Committee of the Board of Directors (the “Committee”) of Conexant Systems, Inc.(the “Company”), granted you a Performance Share Award (the “Award”) covering 275,000 shares of common stock of the Company under its 2001 Performance Share Plan (the “Plan”).

As set forth in the enclosed Terms and Conditions for your Award, the Award will vest or terminate unvested based on your performance, as determined by the Committee in its sole discretion at such time or times as it determines. In making its determination, the Committee will assess your performance based on a number of factors, including, but not limited to, achievement and progress in the areas of Conexant’s Phase III recovery strategy, strategic planning, financial management, succession planning, leadership and investor relations.

The Committee will assess your performance against the foregoing and determine the vesting of your Award. The Committee has full authority to determine if and to the extent your Award shall vest. Any portion of your Award that vests shall be paid to you in cash, shares of the Company’s common stock, or a combination of the foregoing, as determined in the Committee’s sole discretion.

A copy of the Plan and Plan Prospectus are enclosed herewith. Please carefully review these documents, along with the enclosed Terms and Conditions, which set forth all of the provisions governing your Award.

If you have any questions regarding this Award, please contact me directly.

Sincerely,

Michael Vishny
SVP, Human Resources